ARTICLES OF AMENDMENT

of

TCW CONVERTIBLE SECURITIES FUND, INC.

TCW Convertible Securities Fund, Inc., Maryland corporation and a closed-end management investment company, having its principal office in Maryland in the City of Baltimore (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Articles of Incorporation of the Corporation are hereby amended to change the name of the Corporation by striking out Article SECOND and inserting in lieu thereof the following:

“SECOND: The name of the Corporation is

TCW STRATEGIC INCOME FUND, INC.”

SECOND: The amendment of the Articles of Incorporation of the Corporation was approved by a majority of the entire by the Board of Directors of the Corporation and that the amendment is limited to a change expressly permitted by Section 2 605 of the Maryland General Corporation Law to be made without action by the Stockholders.

THIRD: The Corporation is registered with the Securities and Exchange Commission as a closed-end investment company under the Investment Company Act of 1940.

IN WITNESS WHEREOF: TCW Convertible Securities Fund, Inc. has caused these presents to be signed in its name and on its behalf by its President and attested by its Secretary on December 22, 2005.

TCW CONVERTIBLE SECURITIES FUND, INC.	ATTEST:

Alvin R. Albe, Jr. President	Philip K. Holl Secretary

The undersigned, President of TCW Convertible Securities Fund, Inc. who executed on behalf of the Corporation, the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of the Corporation, the foregoing Articles of Amendment to be the corporate act of the Corporation and further certifies that, to the best of his knowledge, information, and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

Alvin R. Albe, Jr. President

CORPORATE CHARTER APPROVAL SHEET **EXPEDITED SERVICE** **KEEP WITH DOCUMENT** DOCUMENT CODE BUSINESS CODE # Close Stock Nonstock P.A. Religious Merging (Transferor) Surviving (Transferee) New Name FEES REMITTED Base Fee: Change of Name Org. & Cap. Fee: Change of Principal Office Expedite Fee: Change of Resident Agent Penalty: Change of Resident Agent Address State Recordation Tax: Resignation of Resident Agent State Transfer Tax: Designation of Resident Agent Certified Copies and Resident Agent’s Address Copy Fee: Change of Business Code Certificates Certificate of Status Fee: Adoption of Assumed Name Personal Property Filings: Mail Processing Fee: Other: Other Change(s) TOTAL FEES: Code Credit Card Cash Check Attention: Documents on Checks Mail: Name and Address Approved By: Keyed By: COMMENT(S): Stamp Work Order and Customer Number HERE